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                                                                      Exhibit 23



                        Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements pertaining to the PDG Environmental, Inc. Amended and Restated Incentive Stock Option Plan as of June 25, 1991 (Form S-8 No. 33-40698); PDG Environmental, Inc. 1990 Stock Option Plan for Employee Directors (Form S-8 No. 33-40699); PDG Environmental, Inc. 1990 Stock Option Plan for Non-Employee Directors (Form S-8 No. 33-40700), PDG Environmental, Inc. Consultant Compensation Plan (Form S-8 No. 333-08673), PDG Environmental, Inc. Consultant Compensation Plan (Form S-8 No. 333-56341) and in the related Prospectuses of our report dated April 1, 1999, with respect to the consolidated financial statements and schedule of PDG Environmental, Inc. included in the Annual Report (Form 10-KSB) for the year ended January 31, 1999.





/s/ Ernst & Young, LLP


Pittsburgh, Pennsylvania
May 12, 1999